Exhibit 4.42

CAPITAL INCREASE AGREEMENT

Of

TIANJIN CYRIL INFORMATION TECHNOLOGY CO., LTD

For

SHENZHEN JIEDIAN TECHNOLOGY CO., LTD

Dated as of May 2017

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The Capital Increase Agreement of Tianjin Cyril Information Technology Co., Ltd for Shenzhen Jiedian Technology Co., Ltd (this “Agreement”) is entered into as of May 3, 2017 (“Signing Date”) by and between:

1.	Tianjin Cyril Information Technology Co., Ltd. (“Tianjin Cyril”), a limited liability company duly incorporated and existing under the laws of the People’s Republic of China (“China” or the “PRC”), with its legal address at Room 807-4, 8/F, Chuangzhi Building, 482 Dongman Zhonglu, Tianjin Eco-City;

2.	Chengdu Jumeiyoupin Science and Technology Co., Ltd.(“Chengdu Jumeiyoupin”), a limited liability company duly incorporated and existing under the laws of the People’s Republic of China (“China” or the “PRC”), with its legal address at Room 501, 5/F, Building 3, Zone G, Tianfu Software Park, 1800 Yizhou Avenue Middle Section, Chengdu High-tech Zone, Sichuan Province;

3.	Shenzhen Jiedian Technology Co., Ltd. (“Jiedian Technology” or “Company”), a limited liability company duly incorporated and existing under the laws of the People’s Republic of China (“China” or the “PRC”), with its legal address at Room 201, Building A, 1 Qianwan 1st Road, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (Inside Shenzhen Qianhai Commercial Secretary Co., Ltd.);

4.	Hunan Oceanwing E-commerce Co., Ltd. (“Hunan Oceanwing”), a limited company duly incorporated and existing under the laws of the People’s Republic of China (“China” or the “PRC”), with its legal address at Room 701, 7/F, Building 7, Zhongdian Software Park, 39 Jianshan Road, Changsha High-Tech Industrial Development Zone;

5.	Shenzhen Haiyi Yuanzhi Management Consulting Partnership Enterprise (Limited Partnership) (“Haiyi Yuanzhi”), a limited partnership enterprise duly incorporated and existing under the laws of the People’s Republic of China (“China” or the “PRC”), with its legal address at Room B701-705, Jianxing Technology Building, 3151 Shahe West Road, Xili Street, Nanshan District. Shenzhen;

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6.	Shenzhen Qianhai Hongsheng Technology Co., Ltd.(“Qianhai Hongsheng”), a limited liability company duly incorporated and existing under the laws of the People’s Republic of China (“China” or the “PRC”), with its legal address at Room 201, Building A, 1 Lei Yue Mun Street, Qianwan 1st Road, Qianhai Shenzhen-Hong Kong Cooperation Zone (Inside Shenzhen Qianhai Commercial Secretary Co., Ltd.);

7.	Harmonious Development Phase II (Yiwu) Investment Center (Limited Partnership) (“Development Phase II Partnership”), a limited partnership enterprise duly incorporated and existing under the laws of the People’s Republic of China (“China” or the “PRC”), with its legal address at 6/F, Tower A, COFCO Plaza, 8 Jianguomennei Street, Dongcheng District, Beijing;

8.	Shenzhen Luoxuan Tongying Technology Management Co., Ltd. (“Luoxuan Tongying”), a limited liability company duly incorporated and existing under the laws of the People’s Republic of China (“China” or the “PRC”), with its legal address atRoom 201, Building A, 1 Qianwan 1st Road, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (Inside Shenzhen Qianhai Commercial Secretary Co., Ltd.);

9.	Shanghai New Alliance Xingheng Venture Capital Management Partnership (Limited Partnership) (“New Alliance Xingheng Partnership”), a limited liability company duly incorporated and existing under the laws of the People’s Republic of China (“China” or the “PRC”), with its legal address at Room 2701, Two ICC, 999 Huaihai Middle Road, Shanghai;

10.	Yang Jinfang, a Chinese citizen with full capacity for civil rights and civil conduct a Chinese citizen with full capacity for civil rights and civil conduct, the identification number is 110108197401160819;

11.	Yang Jun, a Chinese citizen with full capacity for civil rights and civil conduct, the identification number is 362528198401080034;

Shi Jun, a Chinese citizen with full capacity for civil rights and civil conduct, the identification number is 310107198903050914;

12.	Hunan Oceanwing, Haiyi Yuanzhi, Qianhai Hongsheng, Development Phase II Partnership, Luoxuan Tongying, New Alliance Xingheng Partnership, Yang Jinfang, Yang Jun, Shi Jun are collectively referred to as the “Existing Shareholders.”

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13.	Each of Party above is referred to hereinafter as a “Party”, and collectively as the “Parties.”

WHEREAS:

1.	Jiedian Technology is a limited liability company duly incorporated and existing under the laws of the China, and was established on November 24, 2015. Its business scope includes technology development, technical advice, technology transfer, technical services of computer system; economic and trade consulting, business management consulting; database management; wholesale and import and export business of electronic products and computer-aided equipment (not involving goods of the state-run trade management, for goods that involve quotas and license management, apply for approval according to the relevant provisions of the state ); engaged in advertising business (new examination, approval and registration need to be completed before operating the business that needs advertising business approval according to laws and administrative regulations); machinery and equipment leasing (excluding financial leasing and financial leasing business).

2.	Tianjin Cyril plans to increase the registered capital to Jiedian Technology by RMB300 million in accordance with the terms and conditions of this Agreement. The existing shareholders agree to this capital increase and waive the preemptive subscription right of capital contribution in this capital increase (this “Capital Increase”, this “Transaction”).

3.	Chengdu Jumeiyoupin agrees to provide joint and several liability guarantees for Tianjin Cyril to perform its payment obligations under this Agreement.

Based on the principle of equality and mutual benefit, the Parties hereby agree as follows:

Article 1. Current Status of Jiedian Technology Equity

As of the signing date of this Agreement, the registered equity structure of Jiedian filed with the State Administration for Industry and Commerce (SAIC) is as follows:

Shareholders	Registered Capital	Equity Ratio
Hunan Oceanwing E-commerce Co., Ltd	RMB6.63 million	78%
Haiyi Yuanzhi Management Consulting Partnership Enterprise (Limited Partnership)	RMB1.70 million	20%
Yang Jinfang	RMB170 thousand	2%
Total	RMB8.50 million	100%

(Table 1)

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As of the signing date of this Agreement, Jiedian has completed the first round of financing, Qianhai Hongsheng, Development Phase II Partnership, Luoxuan Tongying, New Alliance Xingheng Partnership, Yang Jinfang (increased additional 1% in Jiedian stake from its previous 2% through the first round of financing), Yang Jun, Shi Jun has become shareholders of Jiedian through capital increase and share purchase. Regarding Jiedian's first round of financing and equity acquisition, Jiedian has not completed registering the related change with the SAIC. According to the relevant legal documents signed by Jiedian in the first round of financing, the existing shareholders hold 100% equity interest in Jiedian. Details are as follows:

Shareholders	Registered Capital	Equity Ratio
Hunan Oceanwing E-commerce Co., Ltd	RMB5.2133 milion	46.00%
Haiyi Yuanzhi Management Consulting Partnership Enterprise (Limited Partnership)	RMB1.7 million	15.00%
Shenzhen Qianhai Hongsheng Technology Co., Ltd.	RMB1.4167 million	12.50%
Harmonious Development Phase II (Yiwu) Investment Center (Limited Partnership)	RMB1.2467 million	11.00%
Yang Jun	RMB566.7 thousand	5.00%
Shanghai New Alliance Xingheng Venture Capital Management Partnership (Limited Partnership)	RMB510 thousand	4.50%
Yang Jinfang	RMB340 thousand	3.00%
Shenzhen Luoxuan Tongying Technology Management Co., Ltd.	RMB283.3 thousand	2.50%
Shi Jun	RMB56.7 thousand	0.50%
Total	RMB11.3333 million	100.00%

(Table 2)

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Article 2. Capital Increase of Tianjin Cyril

2.1	Company Valuation

Tianjin Cyril plans to increase the registered captital to Jiedian Technology by RMB300 million (“Capital Increase Amount”). As of the signing date of this Agreement, Parties agree that Jiedian’s valuation was RMB200 million before this Transaction. After Tianjin Cyril completed the capital increase to Jiedian, Jiedian’s valuation is RMB500 million.

2.2	Capital Increase

Tianjin Cyril plans to the registered captital to Jiedian Technology by RMB300 million. After the capital increase, Jiedian’s registered capital increased from RMB11.3333 million to RMB28.3333 million. In other words, Tianjin Cyril's capital increase of RMB17 million is included in Jiedian's registered capital, and the remaining capital increase amount of RMB283 million is included as a premium in Jiedian’s capital reserve.

The existing shareholders agree to this capital increase and waive the preemptive subscription right of capital contribution in this capital increase.

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After Tianjin Cyril completed capital increase, Jiedian’s new equity structure is as follows:

Shareholders	Registered Capital	Equity Ratio
Tianjin Cyril Information Technology Co., Ltd.	RMB17 million	60.00%
Hunan Oceanwing E-commerce Co., Ltd	RMB5.2133 milion	18.40%
Haiyi Yuanzhi Management Consulting Partnership Enterprise (Limited Partnership)	RMB1.7 million	6.00%
Shenzhen Qianhai Hongsheng Technology Co., Ltd.	RMB1.4167 million	5.00%
Harmonious Development Phase II (Yiwu) Investment Center (Limited Partnership)	RMB1.2467 million	4.40%
Yang Jun	RMB566.7 thousand	2.00%
Shanghai New Alliance Xingheng Venture Capital Management Partnership (Limited Partnership)	RMB510 thousand	1.80%
Yang Jinfang	RMB 340 thousand	1.20%
Shenzhen Luoxuan Tongying Technology Management Co., Ltd.	RMB283.3 thousand	1.00%
Shi Jun	RMB56.7 thousand	0.20%
Total	RMB28.3333 million	100.00%

2.3	Payment of capital increase

Tianjin Cyril shall pay Jiedian Technology a one-time full payment of capital increase within one working day from the date on which all of the following prerequisites are satisfied.

(1)	This Agreement has been signed and entered into effect;

(2)	The lawyers and accountants appointed by Tianjin Cyril have completed due diligence on Jiedian, and have not discovered/absent any significant adverse effect that may pose a threat to the continued operation of Jiedian Technology (The risk of direct loss of RMB 10 million or more to Jiedian Technology may be considered For major adverse effects);

(3)	In accordance with the Articles of Association of the Company, Tianjin Cyril has passed the resolution/decision of the shareholders/Board of Directors for the capital increase;

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(4)	In accordance with the Articles of Association of the Company, Jiedian Technology has passed the resolution of the shareholders/Board of Directors for the capital increase;

(5)	The existing shareholders agree to Tianjin Cyril’s capital increase and waive the preemptive subscription right of capital contribution in this capital increase;

(6)	There are no Chinese law, court, arbitration institution or the relevant government authority's judgments, adjudications, rulings or injunctions that will restrict, prohibit or cancel this capital increase. Except as disclosed, there are no pending or potential lawsuits, arbitrations, judgments, awards, rulings or injunctions that have or will have a material adverse effect on the capital increase;

(7)	Statements and Guarantees (See Appendix I for details) should be true, accurate and complete and not misleading when they are made and when Tianjin Cyril pays for capital increase, with the equal effect as when it was made (but clearly stating that statements and guarantees are made only on a certain date are excluded), and existing shares have fulfilled or complied with all the commitments and agreements under this Agreement that they should perform or comply with before Tianjin Cyril paid the capital increase.

From the date on which Tianjin Cyril paid the full amount of capital increase (“Closing Date”), Tianjin Cyril has the right to participate in Jiedian's operational decision pursuant to this Agreement, enjoy the right to distribute the proceeds of Jiedian's accumulated profits, and own and exercise all rights that are available to shareholders.

2.4	Capital Contribution Certificate and Share Register

After Jiedian Technology receives the capital increase paid by Tianjin Cyril, it shall issue a capital contribution certificate to Tianjin Cyril, and shall record the name of Tianjin Cyril and the proportion of its contribution in the company's share register. The capital contribution certificate and share register shall comply with the "Company Law of the People's Republic of China" and other laws and regulations.

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2.5	Handover

Within three working days after Tianjin Cyril paid Jiedian Technology a full amount of capital increase, Jiedian, existing shareholders and Tianjin Cyril shall go through Jiedian's handover procedures, including but not limited to the following materials handed over from Jiedian Technology and existing shareholders to Tianjin Cyril:

(1)	Jiedian's corporate seals, financial seals, etc.;

(2)	Jiedian’s all original qualification certificates and approvals, including but not limited to business licenses, tax registration certificates, organization code certificates, and intellectual property certificates;

(3)	All the meeting materials of Jiedian's shareholder meetings, Board of Directors, Board of Supervisors and general manager meetings;

(4)	All of Jiedian's original signed contracts, agreements or documents of similar nature that lead to Jiedian’s obligations, including but not limited to business contracts, financing contracts or external commitments;

(5)	Jiedian's all financial accounts, management books, management systems, employee systems and other internal management documents and management system originals.

2.6	Registration Change of Jiedian

Jiedian Technology shall complete the registration change procedures within 30 working days after the Closing Date. The existing shareholders and Tianjin Cyril should be cooperated.

2.7	Use of Capital Increase

The capital increase paid by Tianjin Cyril shall be used for Jiedian's business expansion, R&D, production, brand promotion, capital expenditure and general liquidity related to its intended engaged main business.

2.8	With the prior written consent of Hunan Oceanwing, Tianjin Cyril may appoint a related party to receive all its rights and obligations under this Agreement and register as a shareholder of Jiedian. The signing party of this Agreement is aware of this matter and agrees to grant necessary assistance.

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Article 3. Corporate Governance of Jiedian

3.1	Shareholder's Meeting

Jiedian’s shareholder's meeting is composed of all shareholders, and all shareholders exercise their voting rights according to the proportion of shares held by them. Haiyi Yuanzhi and the Shareholding Platform are shareholders of Jiedian. At Jiedian’s shareholder’s meeting, they should follow the instructions of Tianjin Cyril to cast their vote on matters to be voted.

After the Closing Date, except for matters (modify Articles of Association, increase or decrease registered capital, and company mergers, divisions, dissolutions, or changes in company forms) that must be approved by shareholders representing more than two-thirds of the voting rights specified in the “Company Law of the People's Republic of China”, other matters considered by the shareholders of Jiedian Technology may form a valid resolution when more than half of the voting rights held by all shareholders are passed.

After the Closing Date, except as otherwise agreed in this Agreement, the resolutions of shareholders' meeting on the following matters shall be subject to the consent of the voting rights held by Tianjin Cyril, and shall be approved by more than half of the voting rights held by the rest of the shareholders in addition to Tianjin Cyril, Haiyi Yuanzhi and the separately established employee shareholding platform (“Shareholding Platform”):

(1)	Jiedian Technology issues any securities (including securities issuance and listing), carries out any equity financing or assumes any of the above obligations, or matters that change the interests of the existing shareholders;

(2)	Mergers, mergers, corporate reorganizations, and/or other transactions that cause Jiedian Technology to have a majority of assets transferred, or to change the control of Jiedian, or , in addition to normal business operations, authorize or otherwise transfer the patents, patent applications, copyrights, trademarks, or other intellectual property or proprietary technologies that have a significant influence on the business operations of Jiedian;

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(3)	Decide on employee options or shareholding plans;

(4)	Company liquidation, merger, merger or dissolution;

(5)	Purchase or redemption of equity/shares;

(6)	Dividends to shareholders;

(7)	Terminate or substantially alter Jiedian's existing main business;

(8)	Except as otherwise agreed in this Agreement, a related transaction with a single amount of more than RMB30 million by Jiedian, or a related transactions with a cumulative amount of more than RMB50 million in a fiscal year.

Notwithstanding the foregoing stipulations, when the shareholders' meeting makes resolutions on the above items (1), (2) and (4), the Jiedian Technology shareholder meeting shall comply with the requirements of the “Company Law of the People's Republic of China” if any of the following matters are satisfied, Hunan Oceanwing, Haiyi Yuanzhi and the shareholding platform shall exercise voting rights in accordance with the instructions of Tianjin Cyril: (a) when Tianjin Cyril or its affiliates take the lead (referring to the subscription of more than 50% of the newly issued equity/shares in any of the Jiedian Technology financings, or the investor with the highest share of the stock/shares among the investors) in any financing of Jiedian, Jiedian’s valuation exceeds (RMB500 million × 1.6), or (b) when the third party other than Tianjin Cyril or its affiliates take the lead in any of the Jiedian's financing, Jiedian’s valuation exceeds (RMB500 million × l.3).

Subject to the provisions of Article 5.3 of this Agreement, except with the unanimous consent of Hunan Oceanwing and Tianjin Cyril, no shareholder may transfer its equity or beneficial rights of Jiedian Technology to any third party.

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3.2	Board of Directors

Jiedian Technology shall set up the Board of Directors, which consists of six directors. Among them, four directors shall be appointed by Tianjin Cyril, one director shall be appointed by Qianhai Hongsheng, one director shall be appointed by Development Phase II Partnership, and the Chairman of the Board shall be appointed by Tianjin Cyril.

The Board of Director shall set up an observer seat. The observer has the right to attend the board meetings and has the right to question or suggest board meetings but has no right to vote. The observer of Board of Directors shall be appointed by Hunan Oceanwing.

Board of Directors can form an effective resolution when approved by more than half of all directors.

3.3	Board of Supervisors

Jiedian Technology establishes the Board of Supervisors and consists of three supervisors. Among them, two supervisors were appointed by Tianjin Cyril, and one supervisor was appointed by Hunan Oceanwing.

Article 4. Operation and Management of Jiedian Technology

4.1	Operation and Management

Tianjin Cyril shall be in charge of the day-to-day operation and management of Jiedian.

Tianjin Cyril is entitled to nominate Jiedian’s senior management including general manager and chief financial officer. Tianjin Cyril shall ensure that, within 5 working days after the signing date of this Agreement, appoint the actual controller of Tianjin Cyril, Leo Chen, as chairman and business leader of Jiedian Technology for a term of two years.

4.2	Compliance Management

After Tianjin Cyril paid full amount of capital increase to Jiedian, Jiedian Technology shall accept the financial audits and financial inspections of relevant state departments as required; comply with national laws, regulations, systems, and Chinese corporate accounting standards for its financial behaviors; strictly implement the scope and standards of various financial expenditures stipulated by the state; truthfully disclosure the company's financial status and business results; declare and pay taxes and fees in accordance with the law; accept inspections and supervision by the relevant state and social departments according to the law.

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4.3	Firewall System

Tianjin Cyril confirms that Jiedian’s losses or compensation incurred in the course of its operations are all borne by Jiedian. After the Closing Date, regarding the loss or compensation or potential loss and compensation ("Past Losses") incurred by the existing shareholders and Jiedian Technology who have faithfully disclosed to Tianjin Cyril before the closing date, Tianjin Cyril promises not to pursue or claim compensation from Hunan Oceanwing, Haiyi Yuanzhi or its shareholders/partners, employees, consultants, etc. However, if Jiedian Technology suffers past losses due to existing shareholders or Jiedian Technology deliberately failing to disclose matters to Tianjin Cyril, the related losses, liabilities and compensation obligations shall be borne by all parties in accordance with the law.

4.4	Options and Advance Exercise

For the established Jiedian’s core employee equity incentive platform, as of the signing date of this Agreement, Haiyi Yuanzhi already holds a 15% stake in Jiedian.

Tianjin Cyril and the existing shareholders unanimously agree that, in addition to 15% equity in Jiedian Technology held by Haiyi Yuanzhi, a further 15% equity should be reserved as a stock incentive for core employees, which shall be achieved by Jiedian Technology through adding equity to Haiyi Yuanzhi or the shareholding platform, after Tianjin Cyril paid full amount of capital increase to Jiedian. After the closing date, the Board of Directors shall formulate a specific incentive plan for the above-mentioned 15% stock incentive for the core employees and pass the resolution of the shareholders meeting. For the purpose of disambiguation, the above-mentioned reserved equity ratio is the equity ratio prior to the equity issuance by Jiedian Technology after the completion of this transaction.

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The parties agree that Haiyi Yuanzhi and the shareholding platform as Jiedian Technology shareholders waive their preemptive subscription right for Jiedian's additional registered capital and equity transfer, and the preemptive right.

Prior to the capital increase of Tianjin Cyril, the special protection of the incentive target ("Original Team Member") identified in the Haiyi Yuanzhi equity incentive plan: After the closing date, in the course of Jiedian’s operation and management, the original team member passively left and not due to the intentional or gross negligence of the original team member, such as if the original team member worked in Hunan Oceanwing or Jiedian Technology for less than 1 year at that time, 20% of the options enjoyed by the original team member in the equity incentive plan shall enter the exercise period in advance. If the original team member had been in Hunan Oceanwing or Jiedian Technology for more than one year (including one year), 40% of the options enjoyed by the original team member in the equity incentive plan shall enter the exercise period in advance.

4.5	Non-Competition Promise

The following entities may not directly or indirectly participate in any business or activity that competes with Jiedian's main business in any way: (1) Haiyi Yuanzhi and its limited partners; (2) the shareholding platform and its limited partners; (3 directors and senior management of Jiedian. Haiyi Yuanzhi and Jiedian Technology should urge the above-mentioned personnel to sign a written commitment document.

Article 5. Special rights of Existing Shareholders

5.1	Right to information

Jiedian Technology shall provide the following documents to the existing shareholders:

(1)	Within 3 months after the end of each fiscal year, submit annual financial statements audited by accounting firms in accordance with Chinese accounting standards;

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(2)	Within 30 days after the end of each fiscal quarter, submit the unaudited financial statements prepared under the PRC Accounting Standards for the quarter;

(3)	Under the premise of reasonable requirements of the existing shareholders, provide timely documents regarding the production, operation and financial status of the Jiedian Technology to the existing shareholders.

5.2	Preemptive right and Co-sale right

Subject to Article 5.3 of this Agreement, in the event that Tianjin Cyril intends to transfer part or all of its shares in Jiedian Technology to Jiedian's other shareholders or the third party other than Jiedian's shareholders, existing shareholders reserves the right to exercise the following rights:

(1)	To exercise preemptive right within the scope permitted by law, and to purchase preferentially all or part of the equity to be transferred by Tianjin Cyril in accordance with the same conditions

(2)	Have the right to sell the equity in the Company with Tianjin Cyril to the third party under the same conditions, if choose not to exercise preemptive right, the proportion of shares sold is determined based on the equity ratio held by the parties. If any assignee refuses in any way to purchase shares from other shareholders except Tianjin Cyril, then Tianjin Cyril shall not sell any equity to this transferee.

5.3	Drag-along right

In the event that Tianjin Cyril intends to transfer part or all of its shares in Jiedian Technology to other companies ("Subsequent Purchasers"), if Tianjin Cyril's proposed disposal of Jiedian’s shares corresponds to more than (RMB500 million × 3.5) of Jiedian Technology valuation, existing shareholders should follow Tianjin Cyril’s request to transfer their equity to the subsequent purchasers with the same conditions as Tianjin Cyril’s transfer of equity.

For the consideration of tax planning, existing shareholders agreed to cooperate with the realization of the optimal trading scheme without violating national laws and without affecting the actual interests of the existing shareholders.

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5.4	Liquidation priority

In the event of a liquidation, all Jiedian Technology shareholders have the right to, in accordance with relevant laws and regulations, after the shareholder’s property distribution, receive preferential compensation from Haiyi Yuanzhi and the shareholding platform, guarantee that the total amount of distribution received by Jiedian Technology shareholders other than Haiyi Yuanzhi and the shareholding platform is equivalent to 130% of the investment amount of the shareholder (the investment amount of existing shareholders = RMB500 million × shareholding ratio of the shareholders at that time) and all dividends that should be distributed to it but have not been paid ("Priority Liquidation"). If the liquidation distribution of Haiyi Yuanzhi and the shareholding platform is not sufficient to compensate for the priority settlement of Jiedian's shareholders other than Haiyi Yuanzhi and the shareholding platform, then, the total liquidation distribution income obtained from the liquidation shall be used as the compensation ceiling.

"Liquidation Event" means (i) dissolution, termination, bankruptcy, and liquidation of Jiedian; (ii) change in the control of Jiedian; or (iii) sale, lease, transfer, exclusive license or other disposal of Jiedian’s all or substantial assets: For the purpose of disambiguation, the control change of the Company due to this transaction is not regarded as liquidation event.

5.5	Redemption Right

Within five years after the closing date, (1) If Jiedian Technology does not meet the listing criteria (for the purpose of disambiguation, not including the NEEQ), or (2) After five years, existing shareholders make a listing request and cannot be listed due to Tianjin Cyril, or (3) Tianjin Cyril seriously violated the agreement and caused losses of RMB50 million or more to Jiedian, or (4) Tianjin Cyril seriously violated the agreement and caused RMB50 million or more losses to any existing shareholders, according to the requirements of existing shareholders (for item (4), only refers to existing shareholders who suffer losses of RMB50 million or more), Tianjin Cyril is obliged to purchase all or part of Jiedian's equity held by the existing shareholders (for item (4), only refers to existing shareholders who suffer losses of RMB50 million or more) at the higher of the following prices in cash:

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(1)	The investment amount of existing shareholders (the investment amount of existing shareholders = RMB500 million × shareholding ratio of the shareholders at that time) plus accumulated unpaid dividends;

(2)	The investment amount of existing shareholders (the investment amount of existing shareholders = RMB500 million × shareholding ratio of the shareholders at that time) plus the interest calculated on the basis of 10% annual interest from the investment date to the repurchase date. In which, the investment days of Hunan Oceanwing, Haiyi Yuanzhi (the portion of 15% equity in Jiedian) and Jinfang (the portion of 2% equity in Jiedian) shall be calculated from the inception date of Jiedian. The investment days of the existing shareholders other than Hunan Oceanwing, Haiyi Yuanzhi (the portion of 15% equity in Jiedian), and Yang Jinfang (the portion of 2% equity in Jiedian) shall be calculated from the capital contribution date/equity acquisition completion date.

5.6	Anti-dilution

If Jiedian Technology issues any new shares (or securities notes that can be converted into equity) or any capital increase ("New Share Issuance"), and the valuation of Jiedian Technology is less than RMB500 million when the new shares are issued (according to the approved equity incentive scheme of Jiedian’s Board of Directors, excluding the shares applicable to share split for all shareholders or the shares issued for the company's qualified initial public offering), the existing shareholders shall have the right to request re-determination of the actual investment amount of the existing shareholders and the registered capital amount (“Adjusted Registered Capital Amount”) that should be obtained in accordance with the following generalized weighted average formula. Jiedian Technology shall issue additional shares to the existing shareholders at no cost or symbolic price so that existing shareholders hold the company's registered capital amount to the Adjusted Registered Capital Amount:

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P2=P1*(A+B)/(A+C)

For the purpose of the above formula, the meaning of each letter is as follows;

a)       P2 is the actual price of registered capital per dollar subscribed by the existing shareholders in accordance with the adjusted registered capital amount after the issuance of new shares;

b)       P1 is the price of registered capital per dollar of the company held by the existing shareholders prior to the issuance of new shares;

c)       A is the total amount of registered capital prior to the issuance of new shares;

d)       B is the amount of registered capital added or issued in the case that suppose new shares are issued using P1 as the price for each Registered Capital;

e)       C is the amount of registered capital added or issued during the issuance of new shares.

5.7	Termination and recovery of special rights of shareholders

(1)	The special rights of the existing shareholders under this agreement will be automatically terminated on the date of submission of the initial public offering application documents by Jiedian, and will be automatically resumed when the application for the initial public offering of Jiedian Technology is withdrawn, invalidated, rejected and terminated.

(2)	If Jiedian Technology is reformed as a joint-stock company or restructured due to domestic listing and listed overseas through its overseas equity entity, resulting in the termination or adverse effect of the special rights of shareholders under this agreement in whole or in part. Tianjin Cyril, the existing shareholders, or Jiedian Technology shall assist and cooperate with the rights granted by applicable law to amend the rights of shareholders to the rights customarily held by shareholders in overseas companies or take all other necessary measures to ensure that the existing shareholders' rights under the agreement remain unchanged. But under any circumstance, Jiedian Technology shall bear the additional expenses for such changes.

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Article 6. Commitment of Existing Shareholders and Jiedian

6.1	After the signing date of this Agreement, Jiedian Technology shall conduct business within the normal business scope and shall do its utmost to maintain the integrity of the business organization, maintain relations with third parties and retain existing managers and employees, and maintain all assets owned or used by the company and the status of the property (except for normal loss).

6.2	After the signing date of this Agreement, during the normal working hours of Jiedian, Hunan Oceanwing and Jiedian Technology shall provide information to Tianjin Cyril and its representatives regarding the Jiedian Technology that it reasonably requested, including but not limited to provide all the company's accounts, records, contracts, technical data, personnel information, management status, and other documents to the lawyers, accountants and other representatives appointed to Tianjin Cyril. Existing shareholders agree that Tianjin Cyril shall have the right to review Jiedian’s financial, assets and operating conditions at any time prior to the completion of this transaction.

6.3	The existing shareholders and Jiedian Technology shall obtain all third-party licenses necessary for the signing of this agreement and other relevant legal documents and for the performance of this transaction, and the execution of this transaction will not result in the existing shareholders' violation of any applicable Chinese law or contracts signed as a Party.

6.4	Jiedian’s shareholders shall approve this transaction and amend the the Articles of Association (“Revised Articles of Association”) for the purpose of this transaction, reorganize the board of directors, the board of supervisors, appointment of senior management nominated by Tianjin Cyril, and business registration change for this transaction in accordance with the agreement of the parties,.

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6.5	Except for disclosed lawsuits to Tianjin Cyril, the existing shareholders and Jiedian Technology promise that Jiedian Technology does not have any appeals against Jiedian Technology and its affiliates and company business or any claims that may arise from existing shareholders’ knowledge. And the purpose of such claims is to restrict this transaction, or make significant changes to the terms and conditions of this agreement, or based on the reasonable and good faith judgments of the parties, may result in the completion of the transaction being unachieved or illegal or unsuitable, or may have a material adverse effect on Jiedian Technology and its affiliates and corporate business.

6.6	Jiedian Technology promises that as of the signing date of this agreement, there have been no major adverse changes in the assets, liabilities, business, operations, operating results, financial status, prospects or other conditions of the Company and its subsidiaries; nor has there been one or multiple incidents that individually or collectively caused any significant or adverse effects, and it is reasonably expected that such incidents that may have a significant adverse effect, either individually or collectively, will not occur.

6.7	The existing shareholders and Jiedian Technology promise that there are no Chinese law, court, arbitration institution or the relevant government authority's judgments, adjudications, rulings or injunctions that will restrict, prohibit or cancel this capital increase.

6.8	After the Signing Date of this Agreement, Jiedian Technology shall obtain the prior written consent of Tianjin Cyril for the following issues:

(1)	Major changes in the Company's equity structure (including but not limited to increase, decrease, distribution, issue, acquire, repay, transfer, pledge or redeem any registered capital, equity), financial position, assets (including but not limited to sale, lease, transfer, authorize or transfer any assets, or create any security rights or rights burden on any assets), liabilities, business, prospects or operations (but, except for changes to Jiedian's first round of financing and for the purposes of the transactions contemplated under this agreement);

(2)	Declaration and payment of any dividend distribution and bonus;

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(3)	Bear, generate or waive liabilities, responsibilities, obligations or expenses in excess of RMB10 million (or equivalent in other currencies) (the above amount is a single calculation or cumulatively calculated through series transactions); and

(4)	Sign any major agreement or contract (significant agreement or contract means (i) the contract amount exceeds RMB10 million; (ii) the contract contains exclusive terms, non-compete terms or other restriction provisions on the company’s product sales, business operations or business development; (iii) any contract and agreement signed with Jiedian's current or former director, senior management, shareholder, employee, or long-term advisor that exceeds RMB1 million; (iv) any contract, agreement or arrangement concerning the sale or purchase of the company’s material assets (except for incidents arising from daily business operations); (v) agreements concerning bonuses, equity incentives, commercial insurance or similar of the company managers or employees or others; (vi) foreign investment contracts, agreements, letters of intent, or other arrangements; (vii) intellectual property transfer and license use agreements (whether the company is a transferor, transferee, licensor or licensee); (viii) the nature of the contract exceeds the scope of the company's normal business operations, and (ix) other contracts that may have a material adverse effect on the company's assets and business).

6.9	Jiedian Technology promises that within 20 days after the signing date of this Agreement, Jiedian Technology shall provide Tianjin Cyril with the current effective top five customer contracts, the top five supplier contracts, and contracts for paying RMB1 million or above in cash, property, or services (hereinafter referred to as "Major Commercial Contract").

6.10	During the period in which Hunan Oceanwing holds the equity or shares of Jiedian, it shall not directly or indirectly invest through any of its affiliates to Jiedian’s competitors (including but not limited to all potential competitors, shareholders, actual controllers, partners and creditors), and shall not directly or indirectly set up companies through its affiliates to operate businesses that compete with Jiedian, but except that Hunan Oceanwing or its affiliates obtain shares of listed companies through the secondary market. In particular, in eight countries of Canada, France, Germany, Italy, Japan, the United Kingdom, the United States and Saudi Arabia, if a company provides similar charging business with Jiedian, the Parties agree that Hunan Oceanwing is not subject to this section (Section 6.10), and has the right to decide independently whether to carry out related business in the above countries.

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6.11	Qianhai Hongsheng is a wholly-owned subsidiary of Sunwoda Electronic Co., Ltd. (hereinafter referred to as “Sunwoda”). During the period in which Sunwoda holds the equity or shares of Jiedian, it shall not directly or indirectly invest through any of its affiliates to Jiedian’s competitors (including but not limited to all potential competitors, shareholders, actual controllers, partners and creditors), and shall not directly or indirectly set up companies through its affiliates to operate businesses that compete with Jiedian, except that Sunwoda or its affiliates obtain shares of listed companies through the secondary market.

6.12	Jiedian Technology promises not to register or use names or trademarks containing "ANKER" ("in any upper-/lower-case combination") or "Hunan Oceanwing" in the course of business operation and promotion. For the five "ANKER Jiedian" trademarks that are currently applying for registration, the registration application should be withdrawn. If the registration has been completed, the trademark should be transferred to Hunan Oceanwing without compensation.

6.13	In order to complete this transaction, the existing shareholders made various statements and guarantees listed in Appendix I in this Agreement to Tianjin Cyril.

Article 7. Commitment of Tianjin Cyril

7.1	After Tianjin Cyril paid Jiedian Technology a full amount of capital increase, Jiedian’s main business will not change.

7.2	With regard to the related matters of the capital increase to Jiedian, Tianjin Cyril shall obtain the resolution of the Board of Directors according to the Articles of Association of the company before May 3, 2017.

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7.3	The lawyers and accountants appointed by Tianjin Cyril should complete due diligence on Jiedian Technology by May 4, 2017.

7.4	During the period in which Tianjin Cyril holds the equity or shares of Jiedian, it is not allowed to invest directly or indirectly through any of its affiliates to Jiedian’s competitors (including but not limited to all potential competitors, shareholders, actual controllers, partners and creditors), and shall not directly or indirectly set up companies through its affiliates to operate businesses that compete with Jiedian, but except that Tianjin Cyril or its affiliates obtain shares of listed companies through the secondary market.

7.5	After this Agreement comes into effect, Tianjin Cyril or its affiliates shall not hires or disguisedly hires Jiedian Technology employees or employees who have left (including retirement) from Jiedian Technology within 1 year, including but not limited to full-time, part-time, and consultants.

7.6	The personnel appointed by Tianjin Cyril or its associates to Jiedian Technology and the follow-up personnel employed by Jiedian Technology shall not directly or indirectly own, manage, perform, operate, consult, provide services, participate in any entity that competes with the Jiedian Technology business, and Tianjin Cyril shall prompt such personnel to sign the written commitment document (the format and content of the written commitment document should be consistent with the commitment document issued by Hunan Oceanwing, the Shareholding Platform and its limited partners, Jiedian's directors and senior management in accordance with the provisions of Section 4.5 of this Agreement).

7.7	Within 5 years after the Closing Date, Tianjin Cyril shall separately list Jiedian Technology (for the purpose of disambiguation, not including the NEEQ).

Article 8. Warranties and Guarantees

8.1	Chengdu Jumeiyoupin agrees to provide irrevocable joint and several liability guarantees for Tianjin Cyril's payment obligations under this Agreement (including but not limited to the obligation to pay for capital increase, the obligation to pay liquidated damages, and the obligation to pay other payables).

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8.2	In the event that Tianjin Cyril fails to perform its payment obligations under the terms of this Agreement, Chengdu Jumeiyoupin shall serve as the relevant obligee under the Agreement (the “Obligee”) and issue a written notice to Chengdu Jumeiyoupin requesting it to pay on behalf of Tianjin Cyril within 5 working days from the date of fulfilling the payment obligations.

Article 9. Parties Confirmation

Yang Jun has signed the Equity Transfer Agreement with Hunan Oceanwing, Jiedian, and other related parties in Jiedian's first round of financing, agreeing that Yang Jun will accept the 5% stake of Jiedian Technology held by Hunan Oceanwing. Parties confirmed that the Zhangzhou Zhouji Asset Management Partnership (Limited Partnership) accepted Yang Jun's rights and obligations under the Equity Transfer Agreement and registered as a shareholder of Jiedian.

Article 10. Effectiveness, Additions, Amendments, Changes and Termination of Agreements

10.1	This Agreement takes effect after all parties signing (sealed by the company/enterprise, legal representatives/authorized representatives, and natural persons).

10.2	The parties to this Agreement can modify or change this Agreement by consensus. Any modification or change must be made into a written document, which shall take effect after signing by the parties to this Agreement.

10.3	Except as otherwise stipulated in this Agreement, the parties to this Agreement can jointly terminate this Agreement in written form and determine the effective date.

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Article 11. Breach of Contract

11.1	If any party violates the provisions of this Agreement or violates its statements or guarantees to other parties and causes losses to other parties, the party constitutes a breach of contract with the other party. The defaulting party shall compensate the non-defaulting party for all losses, damages, costs, and expenses (including but not limited to litigation fees, attorney's fees, etc.) incurred by the non-defaulting party as a result of its breach of contract.

11.2	If Tianjin Cyril fails to pay the capital increase in full and on time according to the agreement, Jiedian Technology has the right to terminate this Agreement. Tianjin Cyril shall pay Jiedian Technology a penalty of RMB40 million.

11.3	If Jiedian Technology and the existing shareholders fail to complete the transaction in accordance with this Agreement, Jiedian Technology shall pay Tianjin Cyril a penalty of RMB40 million. If the transaction fails to complete due to the existing shareholders, Jiedian Technology has the right to recover the liquidated damages from the responsible party.

11.4	Regarding Tianjin Cyril's current financing issues, if Tianjin Cyril fails to obtain a resolution document from the shareholder/Board of Directors regarding the capital increase pursuant to the provisions of its Articles of Association before May 3, 2017, Jiedian Technology shall have the right to terminate the performance of this Agreement. Tianjin Cyril shall pay Jiedian Technology a penalty of RMB40 million. If lawyers and accountants commissioned by Tianjin Cyril fail to complete the due diligence on Jiedian Technology before May 4, 2017, Jiedian Technology has the right to terminate this Agreement. Tianjin Cyril shall pay Jiedian Technology a penalty of RMB40 million.

11.5	During Tianjin Cyril’s ownership of Jidian equity/shares, if Tianjin Cyril or its affiliates invest in Jiedian's competitors or provide consultancy services or set up company which operates business that exist competence with Jiedian, Tianjin Cyril shall pay Tianjin Cyril a penalty of RMB40 million.

11.6	During Hunan Oceanwing’s ownership of Jidian equity/shares, if Hunan Oceanwing or its affiliates invest in Jiedian's competitors or provide consultancy services or set up company which operates business that exist competence with Jiedian, Hunan Oceanwing shall pay Tianjin Cyril a penalty of RMB40 million. But, according to the agreement of Section 6.10 of this Agreement, it does not include the charging business similar to Jiedian’s conducted by Hunan Oceanwing in eight countries including Canada, France, Germany, Italy, Japan, the United Kingdom, the United States and Saudi Arabia.

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11.7	During Qianhai Hongsheng’s ownership of Jidian equity/shares, if Qianhai Hongsheng, Sunwoda, or their affiliates invest in Jiedian's competitors or provide consultancy services or set up company which operates business that exist competence with Jiedian, Qianhai Hongsheng shall pay Tianjin Cyril a penalty of RMB40 million.

11.8	If Tianjin Cyril or its affiliates hires or disguisedly hires Jiedian Technology employees or employees who have left (including retirement) within 1 year from Jiedian, Tianjin Cyril shall pay a liquidated damages of RMB5 million per person to Hunan Oceanwing in respect of these employees.

11.9	If Haiyi Yuanzhi fails to waive the preemptive subscription right of capital contribution under the provisions of Article 4.4 of this Agreement, or fails to cast the vote in Jiedian Technology Shareholder’s Meeting pursuant to the instructions of Tianjin Cyril, Haiyi Yuanzhi shall pay Tianjin Cyril a penalty of RMB10 million.

11.10	If the Shareholding Platform fails to waive the preemptive subscription right of capital contribution under the provisions of Article 4.4 of this Agreement, or fails to cast the vote in Jiedian Technology Shareholder’s Meeting pursuant to the instructions of Tianjin Cyril, the Shareholding Platform shall pay Tianjin Cyril a penalty of RMB10 million.

11.11	If Jiedian Technology fails to provide a major commercial contract to Tianjin Cyril on time according to Article 6.9 of this Agreement, Jiedian Technology shall pay Tianjin Cyril a penalty of RMB10 million.

11.12	If Jiedian Technology uses the name with "ANKER" (in any upper-/lower-case combination) or "Oceanwing" in the course of business operation and promotion, or registers or uses a registered trademark with a name or design containing "ANKER" (in any upper-/lower-case combination) or "Oceanwing", it should immediately stop using and pay liquidated damages of RMB20 million to Hunan Oceanwing.

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Article 12. Governing Law and Dispute Resolution

12.1	The conclusion, validity, interpretation, performance and settlement of disputes of this Agreement shall be governed by and construed in accordance with the laws of China. However, if the published Chinese law does not stipulate specific matters related to this Agreement, it should refer to general international business practices within the scope permitted by Chinese law.

12.2	Any dispute arising from this Agreement or related to this Agreement shall be submitted to the South China International Economic and Trade Arbitration Commission for arbitration in accordance with the current effective arbitration rules of the Association when applying for arbitration. The arbitral decision is final and binding on all parties.

12.3	During the dispute resolution period, Parties continue to have their own other rights under this Agreement and shall continue to perform their corresponding obligations under this Agreement, respect the facts of this transaction, and shall not distort the facts and maliciously defame other signatories.

Article 13. Notice and Service

13.1	Any notice or other correspondence (“Notice”) sent by a party to other parties in connection with this Agreement shall be in writing and delivered to the notified person at the following address or contact number:

Tianjin Cyril Information Technology Co., Ltd.

Contact: Jiang Zhifeng

Contact number: +86 10 5676 6980                                        :‘:

Mailing address: Mailing address: Room 807-4, 8/F, Chuangzhi Building, 482 Dongman

Zhonglu, Tianjin Eco-City

Chengdu Jumeiyoupin Science and Technology Co., Ltd.

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Contact: Jiang Zhifeng

Contact number: +86 10 5676 6980

Mailing address: Room 501, 5/F, Building 3, Zone G, Tianfu Software Park, 1800 Yizhou

Avenue Middle Section, Chengdu High-tech Zone, Sichuan, China

Shenzhen Jiedian Technology Technology Co., Ltd

Contact: Wang Zhe;

Contact number: 13122931658

Mailing address: Room B701-705, Jianxing Technology Building, 3151 Shahe West Road,

Xili Street, Nanshan District. Shenzhen, China

Hunan Oceanwing E-commerce Co., Ltd

Contact: Huang Hai

Contact number: 13501239400

Mailing address: 7/F, Building B, Jianxing Technology Building, Chaguang Road,

Nanshan District, Shenzhen, China

Haiyi Yuanzhi Management Consulting Partnership Enterprise (Limited Partnership)

Contact: Wang Zhe

Contact number: 13122931658

Mailing address: Room B701-705, Jianxing Technology Building, 3151 Shahe West

Road, Xili Street, Nanshan District. Shenzhen, China

Shenzhen Qianhai Hongsheng Technology Co., Ltd.

Contact: Zeng Di

Contact number: 18601187635

Mailing address: Room 209, Building C, Jianxing Technology Building, Chaguang

Road, Nanshan District, Shenzhen, China

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Harmonious Development Phase II (Yiwu) Investment Center (Limited Partnership)

Contact: Jin Yan

Contact number: 010-85901800

Mailing address: 6/F, Tower A, COFCO Plaza, 8 Jianguomennei Street, Dongcheng

District, Beijing, China

Shenzhen Luoxuan Tongying Technology Management Co., Ltd.

Contact: Zeng Di

Contact number: 18601187635

Mailing address: Room 209, Building C, Jianxing Technology Building, Chaguang

Road, Nanshan District, Shenzhen, China

Shanghai New Alliance Xingheng Venture Capital Management Partnership

(Limited Partnership)

Contact: Shi Jun

Contact number: 13564562502

Mailing address: Room 2701, Two ICC, 999 Huaihai Middle Road, Shanghai, China

Yang Jinfang

Contact number: 18610260886

Mailing address: Room 24-1-410, Class Guolingli, 6 Guangze Road, Chaoyang

District, Beijing, China

Yang Jun

Contact number: 18610248928

Mailing address: Room 2006, 20/F, Building 6, Tianchang Garden, Beiyuan Road,

Chaoyang District, Beijing, China

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Shi Jun

Contact number: 13564562502

Mailing address: Room 2701, Two ICC, 999 Huaihai Middle Road, Shanghai, China

13.2 The various communication methods specified in the preceding paragraph determine the delivery time in the following manner:

(1)	A notice of personal service is deemed to have been served after the notified party signs;

(2)	A notice by mail should be conducted by registered express mail or EMS. Registered express mail shall be deemed to have been served on the seventh (7th) day after posting. EMS shall be deemed served after the notified party signs.

13.3 If any party's above-mentioned mailing address or notification method changes ("Changed Party"), the Changed Party shall notify the other party within seven (7) days of the change. The Changed Party shall bear the resulting losses if fails to notify in accordance with the contract.

Article 14. Information Disclosure

14.1 The terms and conditions of this Agreement and its appendix (including all clauses and even the existence of this Agreement and any related investment documents) are confidential information, and the parties to this Agreement shall not disclose it to any third party unless otherwise specified.

14.2 After the signing of this Agreement, if any party intends to disclose the transaction in a press conference, industry or professional media, marketing materials or through other means, it shall negotiate with other parties in advance to confirm the unified publicity plan (including but not limited to the scope of information that can be disclosed, press release content, etc.). Without the prior unanimous written consent of the parties, neither party may disclose it to outsiders.

14.3 Any proprietary or confidential information data and materials as well as the contents of this agreement ("Confidential Information") , that each party shall disclose to the relevant company, its business, or to another party, or at any time for the purposes of this Agreement or to establish or operate the company, are kept confidential and must not be disclosed to any parties, companies, professional consultants, and any third parties or persons outside the relevant government departments.

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14.4 Notwithstanding the above provisions, the parties have the right to disclose this transaction to their respective investors, partners, fund managers, investment banks, loan investors, accountants, legal advisors, potential investors of goodwill, employees, lenders and business partners, but the premise is that the individual or organization that has obtained the information has agreed to assume the obligation of confidential information.

14.5 The information disclosed in the following circumstances does not apply to the above restrictions:

(1) Applicable law, any regulatory authority requires disclosure or use;

(2) Any matter requiring disclosure or use in connection with any judicial process arising out of this agreement or any other agreement made under this agreement or reasonably disclosed to a tax authority;

(3) Disclosure to the professional considerations of the parties, but the parties shall require the professional advisors to comply with the provisions of this article regarding the confidential information as if they were parties to the agreement;

(4) The information has entered the public domain for reasons not related to the parties to the agreement or the company;

(5) All other parties have prior written approval for disclosure or use.

If disclosed on the basis of the above reasons (1), (2), the party that disclosed the information should discuss with other parties about the disclosure and submission of information before the disclosure or submission of the information, and should do so under the request of the other party to disclose or submit the information. It may be possible for the information party to keep the disclosed or submitted information confidential.

Article 15. Supplementary Provisions

15.1 In respect of the matters related to the capital increase of Tianjin Cyril to Jiedian Technology Technology as described in this Agreement, the related parties shall sign the Capital Increase Agreement (if any) in accordance with the stipulations of this agreement and according to the requirements of the competent government department. If there is a conflict between this agreement and the agreement of the Capital Increase Agreement (if any), the terms of this agreement shall prevail. If this agreement is not agreed or the agreement is not clear, the terms of the Capital Increase Agreement (if any) shall prevail.

15.2 The parties to this Agreement shall each bear their own costs and taxes relating to the transactions contemplated by this Agreement. .

15.3 If any provision of this Agreement is invalid or unenforceable due to the Chinese laws to which it applies, the provision shall be deemed to have not existed from the beginning without affecting the validity of other provisions of this Agreement. Each party to this Agreement shall be legal. Negotiates new terms within the scope of the agreement to ensure that the intent of the original provisions is maximized.

15.4 This Agreement is valid for the successors and assignees of the parties, and the above successors and assignees may enjoy the rights and interests under this Agreement.

Unless otherwise agreed in this agreement, without the prior written consent of all parties, the parties shall not allow or transfer any of their rights or obligations under this agreement.

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15.5 Except as otherwise provided in this Agreement, the failure by one party to exercise or delay the exercise of its rights, powers or privileges under this Agreement does not constitute a waiver of these rights, powers and privileges. The exercise of these rights, powers and privileges in part or in part will not exclude the exercise of any other rights, powers and privileges.

15.6 "Chinese law" in this Agreement means all laws, administrative regulations, rules, regulations, policy documents, regulations, decisions, policy documents, etc. that are valid in the Chinese government at that time.

15.7 There are eighteen copies of this agreement, each party holds one copy, each of which has the same legal effect and the others.

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/Stamp/ Tianjin Cyril Information Technology Co., Ltd

/s/ Signatory

Legal representative or duly authorized representative (Signature/seal)

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/seal/ Chengdu Jumeiyoupin Science and Technology Co., Ltd. (Official seal)

/s/ Authorized Signatory

Legal representative or duly authorized representative (Signature/seal)

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[This page is intentionally left blank, for the signing page of Capital Increase Agreement of Tianjin Cyril Information Technology Co., Ltd for Shenzhen Jiedian Technology Co., Ltd ]

Shenzhen Jiedian Technology Technology Co., Ltd (Official seal) /Seal/

/s/ Signatory

Legal representative or duly authorized representative (Signature/seal)

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[This page is intentionally left blank, for the signing page of Capital Increase Agreement of Tianjin Cyril Information Technology Co., Ltd for Shenzhen Jiedian Technology Co., Ltd ]

/seal/ Hunan Oceanwing E-commerce Co., Ltd. (Official seal)

/s/ Authorized Signatory

Legal representative or duly authorized representative (Signature/seal)

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[This page is intentionally left blank, for the signing page of Capital Increase Agreement of Tianjin Cyril Information Technology Co., Ltd for Shenzhen Jiedian Technology Co., Ltd ]

Shenzhen Haiyi Yuanzhi Management Consulting Partnership Enterprise (Official seal) /Seal/

/s/ Signatory

Authorized representative (Signature/seal):

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/seal/ Shenzhen Qianhai Hongsheng Technology Co., Ltd. (Official seal)

/s/ Authorized Signatory

Legal representative or authorized representative (Signature/seal)

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[This page is intentionally left blank, for the signing page of Capital Increase Agreement of Tianjin Cyril Information Technology Co., Ltd for Shenzhen Jiedian Technology Co., Ltd ]

Harmonious Development Phase II (Yiwu) Investment Center (Limited Partnership) (Official seal) /Seal/

/s/ Signatory

Authorized representative (Signature/seal):

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[This page is intentionally left blank, for the signing page of Capital Increase Agreement of Tianjin Cyril Information Technology Co., Ltd for Shenzhen Jiedian Technology Co., Ltd ]

/seal/ Shenzhen Luoxuan Tongying Technology Management Co., Ltd. (Official seal)

/s/ Authorized Signatory

Legal representative or authorized representative (Signature/seal)

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[This page is intentionally left blank, for the signing page of Capital Increase Agreement of Tianjin Cyril Information Technology Co., Ltd for Shenzhen Jiedian Technology Co., Ltd]

Shanghai New Alliance Xingheng Venture Capital Management Partnership (Official seal) /Seal/

/s/ Signatory

Authorized representative (Signature/seal):

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[This page is intentionally left blank, for the signing page of Capital Increase Agreement of Tianjin Cyril Information Technology Co., Ltd for Shenzhen Jiedian Technology Co., Ltd]

YANG Jinfang (Signature): /s/ YANG Jinfang

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[This page is intentionally left blank, for the signing page of Capital Increase Agreement of Tianjin Cyril Information Technology Co., Ltd for Shenzhen Jiedian Technology Co., Ltd]

YANG Jun (Signature): /s/ YANG Jun

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SHI Jun (Signature): /s/ SHI Jun

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Annex I

Representations and Warranties

Jiedian Technology ("Company") and existing shareholders (limited to the entities subject to this statement and warranty) make the following representations and warranties, respectively, and ensure that the following representations and warranties are made on the date of signing of this Agreement, Business The change registration completion date and closing date are true, complete and accurate, except for the following situations:

(1) The facts that the company and its existing shareholders have truthfully disclosed,

(2) The company and its existing shareholders have not made any omissions or misleading conduct on the part of the statements and guarantees caused intentionally;

(3) The omission or misrepresentation of the company and the existing shareholders' representations and guarantees did not cause the company significant losses of more than RMB 10 million.

1. Authorization. Each existing shareholder has full capacity for civil conduct and civil rights to sign various transaction documents and perform obligations under each transaction document. Once each transaction document is signed, it will be legally binding on existing shareholders.

2. Investment. As of the signing date of this agreement, the company does not have any other subsidiaries, partnerships or branches in China or abroad, and does not hold shares or have similar interests directly or indirectly in any other entity.

3. No conflict. The signing and performance of each transaction document does not violate or conflict with any provisions of the company's articles of incorporation or other company organization documents; each existing shareholder and company has obtained all the necessary third parties to conduct transactions under this agreement. Agree or authorize. A material agreement or contract between the company and any other entity will not be terminated as a result of the signing or performance of this agreement, nor will it be materially and adversely affected by this agreement.

4 The company survives effectively. The company is a legally established and validly existing entity. Except as disclosed, the registered capital of the company has been paid in full and on time according to the provisions of its articles of incorporation, and it complies with the requirements of Chinese laws. There are no cases of non-payment, late payment, false registration, or absconding of registered capital. All company statutes have been legally and effectively approved and registered (if required), and are all valid and enforceable. The scope of management of the company detailed in the articles of association has been approved by the approving authority. All licenses, approvals and permits required by the company to carry out business activities under Chinese law have been applied for and obtained in accordance with the law; and all of these licenses are valid.

5 Financial reports. After April 28, 2017 (the “balance sheet date”), all of the company’s accounts and management accounts (including transfer accounts) were established in accordance with Chinese law and are true, complete and accurate in all material respects. It reflects the financial and operating conditions of the company on the relevant accounting date, and the company's financial records and information are in full compliance with the requirements of Chinese laws and comply with Chinese accounting standards, including all documents including books, equity disposal records, financial statements and all other company records. All of the major transactions relating to the company's business are accurately and standardly recorded on the record in accordance with the requirements of Chinese laws and commercial conventions and are kept by the company. Except for the disclosure, the company does not have cash sales of more than RMB 10 million. Problems such as income, liabilities outside the company, the company’s existing shareholders’ use of company funds, major internal control loopholes, etc. In respect of the company’s liabilities, the company has made adequate preparations and reservations in accordance with Chinese accounting standards.

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The financial report as of the balance sheet date provided by the company to Tianjin Cyril truly, completely and accurately reflects the company's operating status and financial status in the relevant period or the relevant base date in all major aspects. Since the balance sheet date, (1) Except for the daily business operations of the company, there has been no incident that triggers the company's major debts to mature prematurely; (2) No company's important assets have been disposed of or taken over by the company. The company has not signed any cause. The company’s documents that generate non-current major financial expenses also did not generate any such major responsibility.

6. Undisclosed debt. The company does not have any other major debts that are not represented in the balance sheet, but the debts belonging to the normal business of the company after the balance sheet date are not prohibited by this agreement and will not be generated by any shareholders of the company or the company itself. Except for any material adverse impact; the company has never provided guarantee guarantees for others and has never set any mortgages, pledges and other security rights with its property.

7. Structure of shareholder. There is no false investment in the company. Except for the disclosed first-round investors who have not yet gone through the procedures for industrial and commercial registration, each existing shareholder is the sole legal owner of the underlying equity. The company has never promised or actually issued any interest, shares, bonds, warrants, options or interests of the same or similar nature in any form and to any person.

8. No change. Since the balance sheet date, unless it is approved in written consent by Tianjin Cyril or otherwise provided in this agreement, the company does not have the following behaviors:

8.1 Prepayment of debt in excess of RMB1 million;

8.2 Providing guarantees to other persons, establishing mortgages, pledges and other security rights in company’s property;

8.3 Exemption of any claims or give up any claim that exceed RMB1 million;

8.4 Changes to any existing contract or agreement that significantly detriment the company;

8.5 Award bonuses or increase any other forms of income to any manager, director, employee, sales representative, agent, or advisor (except as required by daily operations);

8.6 Directly or indirectly improve the remuneration levels of senior management personnel such as directors, general managers, deputy general managers, financial controllers, and technical managers of any company, appoint and dismiss these personnel, or make significant changes to their labor contracts;

8.7 Suffer any loss, or any change in relationship with the supplier or customer, and such loss or change will result in a material adverse impact on the company;

8.8 Modify company accounting methods, policies or principles, financial accounting rules and regulations:

8.9 Transfer or license others to use the company's intellectual property rights, except for normal business activities of the company;

8.10 Significant changes in any sales practices or accounting methods, employment personnel policies, major changes in regulations,

8.11 The company's financial position has undergone major adverse changes, or transactions or behaviors other than the company's regular business have occurred and have had a significant adverse impact on the company:

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8.12 To adopt any resolution or board resolution of the company that is different from the routine matters of the company, except for the resolutions formed in the performance of the matters recognized by Tianjin Cyril in this agreement.

8.13 Any payout, dividends or other forms of dividends to be declared, have paid, prepare to announce, be prepared to pay to shareholders;

8.14 (i) Sales, lease, transfer and other disposal of assets outside the normal operating activities of the company; (ii) Dispose any fixed assets whose original value exceeds RMB500,000 or agrees to any fixed assets whose original value exceeds RMB 500,000 being disposed or acquired, giving up on the management of any company assets, producing any major contract that results in the expenditure of fixed assets; (iii) accumulated amount exceeding RMB 1 million in any expenses or purchasing any tangible or intangible assets (including any equity investment),

8.15 Split, merger with a third party, acquisition of third party equity, assets or business;

8.16 Infringement of the representations and warranties under this agreement by way of act or omission and with a material adverse effect on the company; and

8.17 Any action or inaction that may lead to the above situation.

9. Taxes. The company has completed the tax registration required by all Chinese laws, has paid all the tax payable, and does not have to pay any fines, surcharges, late fees or interest related to the tax. The company does not have any illegal or illegal tax violations resulting from deliberate violation of the law, nor does it involve any disputes or lawsuits related to taxes and fees. The company has submitted the requested information to any tax department that has requested it on time, and there has been no dispute between the company and the tax department concerning corporate tax liability or potential tax liability or tax concessions. The company maintains its financial information for normal taxation and taxation.

10 Assets. In addition to the disclosed matters, the company legally owns and/or uses all its fixed and intangible assets.

11. Properties. Except as disclosed, the company does not have other planned projects under construction. In respect of the company’s own land and houses, the company has obtained all the certificates of legal property rights, enjoyed legal ownership and use rights, used according to law, and paid land transfer fees in full. It was not established on such owned land and houses. Determine any equity burden; and there are no circumstances that will limit or prohibit the company from continuing to possess or use the land and properties (including those identified as expropriation or requisition notice on idle land). In respect of the properties leased by the company, the company leased and used the company according to the law, and did not establish any equity burden. The company did not violate the agreements related to these leases: and there is no limit or prohibit the company to continue to rent, occupy, use, etc. Any condition of real estate (including any expropriation or requisition notice).

12. Related party issues. Except as disclosed, any existing shareholder, director or senior management of the company, or any of the aforementioned parties' related parties and the company: (i) does not have any contract, undertaking or any ongoing, or proposed (ii) debt not directly or indirectly, unilaterally or bi-directionally (except for salaries at this stage), commitments to provide loans or guarantees, (iii) not directly or indirectly signed to companies and companies The contract has an interest or significant business relationship (including the purchase, sale, licensing, authorized use, provision of any company's products, intellectual property and other assets and services), (iv) is not associated with, has a business relationship with, or competes with the company or company that has direct or equal ownership interests (except for those who do not receive more than 1% of the shares in the public securities market), or controls such companies as loans, agreements or otherwise, or holds senior management directors and partners positions in them.

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13. Contracts. All of the company’s current effective major agreements or contracts were executed with due process. These major agreements or contracts are legal and valid and can be implemented in accordance with the law. All existing significant agreements or contracts are properly performed, and there are no major breaches of the company. There is no case where any other party commits a major breach of contract or requires the termination of a major agreement or contract. The “significant agreement or contract” referred to in this article means all the contracts, agreements or other forms of documents or arrangements that meet one of the following requirements: (i) the contract amount exceeds RMB5 million, and (ii) the term of performance of the contract exceeds Six (6) months after the date of signing of the agreement; (iii) The contract contains exclusive terms, non-compete clauses, or other regulations that restrict the company’s product sales, business operations, or business development, (iv) with the company’s current or former director, any contract or agreement of any nature between senior management, shareholders, employees, or long-term consultants; (v) any contract, agreement, or arrangement for the sale or purchase of a company's material assets (except as a result of daily business operations); (vi) bonuses, share options, commercial insurance or similar agreements relating to company management personnel or employees or others; (vii) foreign investment contracts, agreements, letters or other arrangements; (viii) transfer of intellectual property and licensing agreements (whether the company is a transferor, transferee, licensor or licensee); (ix) the nature of the contract exceeds the scope of the company's normal business operations, and (x) other contracts that may have a material adverse effect on the company’s assets and business.

For any of the following contracts, agreements or documents, the company is not a party to, or is bound by, these contracts, agreements or documents:

13.1 Contracts, agreements or documents that are not formed in the normal course of business;

13.2 Not a contract, agreement or document based on the basis of a fair commercial transaction between the usual independent subjects;

13.3 Contracts, agreements or documents that damage the interests of the company;

13.4 The contract, agreement or document that fails to complete despite of the investment of reasonable effort and expenditure;

13.5 Limit the company's contract, agreement or document in operation;

13.6 Contracts, agreements or documents involving expenditures that have not yet been paid in excess of RMB1 million; or

13.7 Contracts, agreements or documents that are severely affected or will be disclosed to Tianjin Cyril , but are not disclosed to Tianjin Cyril , which are seriously affected by the transactions under this agreement.

There is no situation in which the company seriously violates contracts, agreements, or documents that are company-based or binding on the company.

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14. Intellectual property rights. In addition to the disclosure to Tianjin Cyril , the company owns all the intellectual property rights (including but not limited to patents, trademarks, copyrights, proprietary technologies, domain names, trade secrets, etc.) necessary for conducting business activities. Such intellectual property rights are valid and enforceable according to law. As far as the existing shareholders are aware, there are no matters that may render any intellectual property rights invalid or unenforceable. The intellectual property related to the company's main business that is generated and possessed by the company's registered employees in the course of performing their duties and will be owned by the company will be owned by the company. As far as the existing shareholders are aware, the company did not infringe or illegally use any intellectual property rights that any third party enjoys any right, title or interest, nor did it ever permit or allow any third party to use the intellectual property rights of any company. The company's patents, trademarks, software copyrights and domain names have all been formally registered or registered in accordance with the law.

15. Litigation and other legal proceedings. Except if it has been disclosed to Tianjin Cyril, there is no material adverse effect on the ability of the company or existing shareholders to fulfill their obligations under this agreement, or it has a significant negative impact on the formation, validity, and enforceability of each transaction document. The following circumstances of the transaction under the transaction file item, whether completed or pending:

15.1 Penalties, injunctions or directives of government agencies against existing shareholders or companies;

15.2 Other procedures or disputes, claims concerning the ownership of the underlying equity, existing shareholders as company shareholders or companies in civil litigation, criminal litigation, administrative litigation, arbitration, etc.

16. Compliance with regulations. The company's activities in all major respects are always in accordance with the requirements of effective Chinese laws and relevant government departments requirements, and have not violated any Chinese laws and caused major adverse effects on the company.

17. Employees.

17.1 The company employs employees to comply with the relevant labor laws in China applicable to them;

17.2 As of the signing date of this Agreement, there are no outstanding labor disputes or disputes between the company and its current employees or those employees it has employed in the past, and there are no potential labor disputes or disputes that are known or known to them;

17.3 As of the signing date of this Agreement, the company has no obligation to pay for unpaid labor compensation or other similar compensation or compensation expenses related to employment relations.

17.4 The company has paid and/or withheld the payment of social insurance premiums or employee benefits due to pension, housing, medical care, unemployment, housing fund, and all other relevant Chinese laws and agreements in accordance with relevant Chinese laws. There is no potential outstanding dispute existing or known or known to gold or employee benefits.

18. Information provided. All documents, data and information provided to Tianjin Cyril before and after the signing of this agreement by the existing shareholders and the company are true, accurate without omission or misleading.

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